As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-248568

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8
TO REGISTRATION STATEMENT ON FORM S-4
UNDER
THE SECURITIES ACT OF 1933

TELADOC HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3705970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Manhattanville Road, Suite 203 Purchase, New York	10577
(Address of Principal Executive Offices)	(Zip Code)

Livongo Health, Inc. 2019 Equity Incentive Plan

Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan

Livongo Health, Inc. Amended and Restated 2008 Stock Incentive Plan
(Full title of the plans)

Adam Vandervoort

Chief Legal Officer

Teladoc Health, Inc.

2 Manhattanville Road, Suite 203
Purchase, New York 10577

(Name and address of agent for service)

(203) 635-2002
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.001 per share	9,822,533(3)	N/A	N/A	N/A

(1)	Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of the registrant’s capital stock may be issued or issuable as a result of a stock split, stock dividend, recapitalization or other similar transaction while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock.

(2)	All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the registrant’s original registration statement on Form S-4 (File No. 333-248568) filed with the Securities and Exchange Commission (the “Commission”) on September 3, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on September 11, 2020, to which this Registration Statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(3)	Represents 9,822,533 shares of the registrant’s common stock issuable upon the exercise and/or vesting of stock options, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards granted under the Livongo Health, Inc. 2019 Equity Incentive Plan (the “Assumed 2019 Livongo Plan”), the Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Assumed 2014 Livongo Plan”) and the Livongo Health, Inc. Amended and Restated 2008 Stock Incentive Plan (the “Assumed 2008 Livongo Plan”, and together with the Assumed 2019 Livongo Plan and Assumed 2014 Livongo Plan, the “Assumed Plans”).

EXPLANATORY NOTE

Teladoc Health, Inc. (“we”, “Teladoc”, the “Company” or the “Registrant”) hereby amends its original registration statement on Form S-4 (File No. 333-248568) filed with the Commission on September 3, 2020, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on September 11, 2020 (the “Form S-4”), which the Commission declared effective at 3:00 p.m. Eastern Time on September 15, 2020, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, this “Registration Statement”).

The Company filed the Form S-4 in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of August 5, 2020 (the “Merger Agreement”), among Livongo Health, Inc. (“Livongo”), the Company and Tempranillo Merger Sub Inc., a direct, wholly-owned subsidiary of the Company (“Merger Sub”). Effective as of October 30, 2020, Merger Sub merged with and into Livongo (the “Merger”), with Livongo continuing as the surviving corporation and a direct, wholly-owned subsidiary of the Company. As a result of the Merger, each issued and outstanding share of Livongo common stock, par value $0.001 per share (“Livongo common stock”), was converted automatically into the right to receive (i) 0.5920 shares of Teladoc common stock, par value $0.001 per share (“Teladoc common stock”), and (ii) $4.24 in cash, without interest.

Pursuant to the terms of the Merger Agreement, all outstanding Livongo stock options and time-vesting restricted stock unit awards were converted into a corresponding award with respect to Teladoc common stock. In addition, certain Livongo restricted stock unit awards subject to performance-vesting conditions were converted into restricted stock unit awards with respect to a fixed number of shares of Teladoc common stock on the basis of assuming full achievement of all applicable performance goals. In each case, the number of shares underlying the award was adjusted based on a ratio (the “Equity Award Adjustment Ratio”) equal to 0.6891, which was determined by dividing (i) the volume weighted average closing price of Livongo common stock on the four trading days ending on October 29, 2020, by (ii) the volume weighted average closing price of Teladoc common stock on the New York Stock Exchange on the four trading days beginning on October 29, 2020, the trading day prior to the Effective Time. With respect to Livongo stock options, the applicable exercise price was also concurrently adjusted by dividing the exercise price of such Livongo stock option by the Equity Award Adjustment Ratio and rounding up to the nearest whole cent.

The Company hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 9,822,533 shares of Teladoc common stock issuable pursuant to the Assumed Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Assumed Plans, as applicable, as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	the Annual Report on Form 10-K, filed with the SEC on February 26, 2020;

•	the Quarterly Reports on Form 10-Q, filed with the SEC on April 29, 2020 and July 29, 2020;

•	the Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February 27, 2020, May 7, 2020, May 14, 2020, May 19, 2020, June 1, 2020, June 12, 2020, July 2, 2020, August 5, 2020, August 6, 2020, September 3, 2020, September 16, 2020, September 21, 2020, October 5, 2020, October 29, 2020 (first of two reports filed on October 29, 2020), October 30, 2020 and October 30, 2020;

•	the information in Teladoc’s final joint proxy statement/prospectus filed with the SEC on September 15, 2020 under the section titled “Unaudited Pro Forma Condensed Combined Financial Information”; and

•	the description of Teladoc common stock contained in Teladoc’s prospectus included in its Registration Statement on Form S-3 filed with the SEC on November 5, 2020, including any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference the audited consolidated financial statements, and the related notes thereto, of Livongo, included in Livongo’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 24, 2020, and the unaudited condensed consolidated financial statements, and the related notes thereto, of Livongo, including in Livongo’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 10, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (or otherwise indicates that the information is being “furnished” on such Current Report on Form 8-K (and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section)) and any corresponding exhibits thereto, which the Registrant may furnish to the SEC from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or other agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Teladoc bylaws contain provisions that provide for indemnification of officers, directors and other agents to the fullest extent permitted by law.

As permitted by Section 102(b)(7) of the DGCL, the Teladoc charter contains a provision eliminating the personal liability of a director to Teladoc or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

Teladoc maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act. Teladoc also entered into indemnification agreements with each of its executive officers and directors and anticipates that it will enter into similar agreements with future executive officers and directors. The indemnification agreements provide that Teladoc will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include reasonable costs, expenses, fees and charges including attorney’s fees, judgments, civil or criminal fines, penalties, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (previously filed as Exhibit 3.1 to the Annual Report on Form 10-K, filed on February 26, 2020 (File No. 001-37477) and incorporated herein by reference).

4.2	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (previously filed as Exhibit 3.2 to the Annual Report on Form 10-K, filed on February 26, 2020 (File No. 001-37477) and incorporated herein by reference).

4.3	Second Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (previously filed as Exhibit 3.3 to the Annual Report on Form 10-K, filed on February 26, 2020 (File No. 001-37477) and incorporated herein by reference).

4.4	Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation of Teladoc Health, Inc. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K, filed on October 30, 2020 (File No. 001-37477) and incorporated herein by reference).

4.5	Fourth Amended and Restated By-laws of Teladoc Health, Inc. (previously filed as Exhibit 3.4 to the Annual Report on Form 10-K, filed on February 26, 2020 (File No. 001-37477) and incorporated herein by reference).

4.6	Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Annual Report on Form 10-K, filed on February 26, 2020 (File No. 001-37477) and incorporated herein by reference).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Teladoc Health, Inc. common stock being registered.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm for Teladoc Health, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Livongo Health, Inc.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page in Part II) (previously filed)

99.1	Livongo Health, Inc. 2019 Equity Incentive Plan (previously filed as Exhibit 10.2 to Amendment No.1 to the Registration Statement on Form S-1, filed on July 15, 2019 (File No. 333-232412) and incorporated herein by reference).

99.2	Livongo Health, Inc. Amended and Restated 2014 Stock Incentive Plan, as amended and restated July 11, 2019 (previously filed as Exhibit 10.5 to Amendment No.1 to the Registration Statement on Form S-1, filed on July 15, 2019 (File No. 333-232412) and incorporated herein by reference).

99.3	Livongo Health, Inc. Amended and Restated 2008 Stock Incentive Plan, as amended and restated July 11, 2019 (previously filed as Exhibit 10.6 to Amendment No.1 to the Registration Statement on Form S-1, filed on July 15, 2019 (File No. 333-232412) and incorporated herein by reference).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on November 5, 2020.

Teladoc Health, Inc.

By:	/s/ Adam Vandervoort
Adam C. Vandervoort
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director
Jason Gorevic	(Principal Executive Officer)	November 5, 2020

*	Chief Financial Officer
Mala Murthy	(Principal Financial Officer and Principal Accounting Officer)	November 5, 2020
*	Chairman	November 5, 2020
David B. Snow, Jr.

*	Director	November 5, 2020
William H. Frist, M.D.

*	Director	November 5, 2020
Catherine Jacobson

*	Director	November 5, 2020
Thomas G. McKinley

*	Director	November 5, 2020
Kenneth H. Paulus

*	Director	November 5, 2020
David L. Shedlarz

*	Director	November 5, 2020
Mark D. Smith, M.D.

*By:	/s/ Adam C. Vandervoort
Adam C. Vandervoort
Attorney-in-fact